EXHIBIT 99.1

Contact: Thomas J. Mathews
         Vice President, Finance & CFO
         (561) 994-0202 ext. 227


                              FOR IMMEDIATE RELEASE


                          NETOPTIX ANNOUNCES AGREEMENT
                         TO BE ACQUIRED BY CORNING, INC.


Sturbridge, Massachusetts, February 14, 2000 - NetOptix Corporation (NASDAQ:OPTX) today announced that it has signed a definitive agreement to merge with Corning Incorporated (NYSE:GLW) in a transaction that NetOptix expects will enhance its capabilities as a leader in the development, manufacture and marketing of optical filters for use in Dense Wave Division Multiplexing (DWDM) components of fiberoptic networks serving the telecommunications industry.

Under the terms of the agreement, which have been unanimously approved by the Boards of Directors of both companies, NetOptix will exchange each share of its common stock for nine-tenths (.9) share of Corning common stock, and NetOptix will become a wholly-owned subsidiary of Corning after the merger is completed.

Based on the closing price for Corning on the New York Stock Exchange on Friday, February 11, 2000, which was $165.75 per share, each NetOptix share has an indicated value of $149.175 and the transaction is valued at approximately $2 billion.

Certain major shareholders of NetOptix, including affiliates of Gerhard R. Andlinger, Chairman and CEO, and John F. Blais, Jr., director, have agreed to vote in favor of the merger.

The transaction is expected to close in the second quarter of this year and is subject to receipt of regulatory approvals and approval of the NetOptix stockholders.

Gerhard R. Andlinger commented: "We are pleased with the prospect of a combination with Corning, a leader in the fiberoptics network field. We believe that the addition of the NetOptix DWDM filter technology will add a significant element to the Corning position in the industry on a basis which provides our shareholders with attractive returns."

NetOptix Corporation is headquartered in Sturbridge, Massachusetts. Its subsidiaries, Optical Filter Corporation and OFC GmbH, design, manufacture and market optical filters for DWDM applications in fiberoptic networks. OFC has an optical filter manufacturing location in Natick, Massachusetts and a diamond turning facility in Keene, New Hampshire. OFC GmbH is completing a facility in Hanau, Germany for optical filter technology research and development as well as commercial production of DWDM filters. The NetOptix web address is www.netoptix.com.

The addition of DWDM optical filter production and research facilities of NetOptix will strengthen Corning's opto-electronic product portfolio. Established in 1851, Corning (www.corning.com) manufactures optical fiber, cable and photonic products for the telecommunications industry, and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues for 1999 were $4.3 billion. More information on Corning optical fiber is available at www.corningfiber.com.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ from those projected in the forward-looking statements as a result of risks and uncertainties that exist in the operations and business environments of NetOptix and Corning, described more fully in the companies' periodic reports filed with the Securities and Exchange Commission, including NetOptix' Form 10-K filed on December 27, 1999 and Corning's Form 10-K filed on February 24, 1999.

Corning and NetOptix will file a proxy statement/prospectus describing the merger with the United States Securities and Exchange Commission (SEC). In addition, Corning and NetOptix will file other information and documents with the SEC concerning the merger and their business. WE URGE INVESTORS IN THE COMMON STOCK OF NETOPTIX AND CORNING TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC's web site at www.sec.gov and may be obtained without charge from Investor Relations, Corning Incorporated, One River Front Plaza, Corning, NY 14831
(telephone number 607.974.8217) or the Chief Financial Officer, NetOptix Corporation, .c/o Leisegang Medical, Inc., 6401 Congress Ave., Suite 160, Boca Raton, FL 33487 (telephone number 561-994-0202, ext. 227). INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.


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